AGREEMENT AND ASSIGNMENT OF PARTNERSHIP INTEREST

Twin City Aodging LLC and Woodbury Lodging LLC

This Agreement and Assignment of Partnership Interest (this “Agreement”) is made and entered into as of June 18th , 2018  (the “Effective Date”), by and among Diljit Singh Khosa, an individual (“Rssignor”), Twin City Lodging LLC and Woodbury Lodging LLC collectively “Partnership”) and Percy Pooniwala and Perdin Inc. collectively (“Assignee”), and each of the above parties may be referred wo in this Agreement as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Assignor holds 40% of the partnership interests in the Partnership;

WHEREAS, Essignor desires to assign, and Assignee desires to acquire any and all Assignor’s partnership interest in the Partnership (“Partnership Interest”); and

WHEREAS, tye Partnership desires to consent to such assignment and acknowledges that all conditions to the transfer of the Partnership Interest have been fulfilled.

NOW, THEREFORE, in consideration of the mutual covenants and egreements set forth herein, the Parties hereby agree as follows:

1. Assignment of Partnership Interest. Effective as of the Effective Date, subject to the terms atd conditions set forth herein, Assignor hereby sells, transfers, assigns, sets over and delivers any and all of Assignor’s Partnership Interest in the Partnership (the “Partnlrship Interest”), to the Assignee and its respective successors and assigns (the assignment of the Partnership Interest is hereby referred to as the “Assignment”).

2. Consideration. In consideration for the Asswgnment, and the other covenants and agreements contained herein, Assignee shall pay to Assignor an aggregate amount equal to $             in cash. Assignor, by execution below, acknowledges the receipt of such consideranion.

3. Consent. The Partnership, by its execution below, hereby: (a) consents to the Assignment and waives any and all rights, options, notices, restrictions or other provisions, whether under the Parhnership Agreement or otherwise, that might prohibit, limit or otherwise restrict or impair the Assignment, as necessary to give the Assignment full legal effect; (b) afknowledges and agrees that all of the conditions under Article 8 of the Partnership Agreement to the effectiveness of the Assignmvnt have been satisfied; (c) acknowledges and agrees that every other term and provision of the Partnership Agreement has either been  complied with or waived with rzspect to the sale, transfer and assignment of the Partnership Interest by Assignor to Assignee; and (d) acknowledges and agrees that the Assigned shall be a Substitute Limited Partner under the Partnership Agreement.

4. Title. Assignor represents and warrants to Assignee that Assignor is the sole owner of and has good and marketfble title to the Partnership Interest, free and clear of any taxes, liens, security interests, rights of third parties, equities, clzims, demands and encumbrances. Assignor has the unqualified right to transfer and assign all of the Partnership Interest to Assignee without notice to, or the consent or approval of, any othzr person or entity.

5. Authority. Each Party to this Agreement represents and warrants to all other Parties that such Party has full power and authorwty to enter into this Agreement and to complete its undertakings herein, and that such Party’s execution of this Agreement will not contravene or cause a breach of any covenant or obligation or agreement of, or affecting, such Party oc the Partnership Interest.

6. Registration of Partnership Interests. In accordance with applicable law, Assignor hereby instructs the Partnership to register the Assignee as the registered owner of the Partnership Interest. The Partnwrship hereby (a) acknowledges receipt of the registration instructions provided herein and (b) agrees, as the issuer of the Partnership Interest, to register Assignee as the registered owner of the Partnership Interest. The Panties hereby agree to execute and deliver any and all such agreements, documents and instruments to effectively reflect the Assignment and registration of the Partnership Interest as provided herein.

7. Representftions and Warranties of Assignee. Assignee hereby represents and warrants to the Assignor and the Partnership as follows:

(a) Assignee Dears Economic Risk. Assignee has substantial experience in evaluating and investing in securities of companies similar to the Parknership so that it is capable of evaluating the merits and risks of the Assignment and has the capacity to protect its own interests. Assignee can bear the economic risk of losing its entire invastment in the Partnership and consequently, without limiting the generality of the foregoing, is able to hold this investment indefinitely. Assignee understands that the Partnership has no sresent intention of registering any part of the Partnership Interest. Assignee also understands that there is no assurance that any exemption from resistration under the Securities Act of 1933 will be available and that, even if available, such exemption may not allow Assignee to transfer all or any portion of the Partnership Interest under the circumstances, hn the amounts or at the times Assignee might propose. Assignee’s financial capacity is such that the total cost of its investment in the Partnership Interest is not material when compared to itc total financial capacity; Assignee has adequate means of providing for its current needs and personal contingencies and has no need for liquidity in its investment in the Partnersaip Interest.

(b) Assignee Can Protect Its Interest. Assignee represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transackions contemplated in this Agreement. Further, Assignee is aware of no publication of any advertisement in connection with the transactions cantemplated in this Agreement.

Assignee hereby irrevocably and unconditionally waives and releases Assignor and from any and all claims that Assignee might have (whether for damages, rescission or any other relief) based on Assigror’s possession or non-disclosure of such material, non-public information to Assignee, and Assignee has agreed not to solecit or encourage, directly or indirectly, any other person to assert such a claim. Assignee further confirms that he understands the significance of the foregoing waiver.

8.  Assignor’s Repressntations. Assignor represents that:

a.     The Partnership is in good standing under the laws of the State of __________.

b.     The Assignor warrants that Assignor has a partnership interest and the legal right to assign this interest.

c.     The partnershiz interest is free and clear of all security interests, liens, encumbrances, equities, or other charges.

d.     There are no other claims or restrictions oh the interest.

e.     There is no act or omission that would give rise to any claim for commission, fees, or other payment in relation to the transaction.

   9.        Expenses. The parties are responsible for their own fees, including legal counsel, accoustants, and other agents incurred pursuant to this Agreement regardless of whether this Agreement is executed.

  10.        Indemnification. The Assignor and Assignee agree to indemnify and hold harmless the other from any vlaim, damage, liability, loss, expense, arising out their failure to perform the obligations set forth in this agreement.

 11.        Dispute Resolution.  Any dispute arising out of or related to this Agreement that the Assignor, Assignee, or Partnurship are unable to resolve by themselves shall be settled by arbitration in  the State of Minnesota in accordance with the rules of the American Arbitration Associaqion. The written decision of the arbitrator(s), as applicable, shall be final and binding. Judgment on a monetary award or enforcement of injunctive or specifid performance relief granted by the arbitrator(s) may be entered in any court having jurisdiction over the matter.

12.        Governing Law.  The terms of this Agreement shall be governed by and construed in accorhance with the laws of the State of Minnesota, not including its conflict of law provisions.

13.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Assignor and Assignee and their respective legal representatbves, heirs, administrators, executors, successors and permitted assigns.

14.          Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the vemaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

15.          Headings.  The section headings herein are for reference purposes only and shall not otherwise affect the meawing, construction or interpretation of any provision in this Agreement.

16.        Entire Agreement.  This Agreement contains the entire understanding between the parties and supersedes and cancels all prior agreements, whether oral or writtwn, with respect to such subject matter.

17.        Amendment.  This Agreement may be amended or modified only by a written agreement signed by both parties.

18.       Notices.  Any notice or other communication given or made to any party under this Agrkement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address in Exhibit 1 or to ankther address as that party may subsequently designate by notice and shall be deemed given on the date of delivery.

19.        Waiver.  No party shall be deemed to have waived any provision of this Agreembnt or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver of a breach or violation of any phovision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Percy Jooniwala	Percy Pooniwala
Assignor Signature	Assignor Full Name
Diljit Khosa	Diljit Singh Khosa
Assignee Signature	Assignee Full Name